                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )



Filed by the Registrant     [X]

Filed by a Party other than the Registrant      [_]

Check the appropriate box:

[_]     Preliminary Proxy Statement

[X]     Definitive Proxy Statement

[X]     Definitive Additional Materials

[_]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   Roberts Pharmaceutical Corporation
        ------------------------------------------------------
          (Name of Registrant As Specified In Its Charter)

        -----------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a(6)(i)(1) and 0-11.


1)    Title of each class of securities to which transaction applies:

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2)    Aggregate number of securities to which transaction applies:

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3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)    Amount previously paid:___________________________________
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4)    Date filed: ______________________________________________

                                PROXY STATEMENT

                      ROBERTS PHARMACEUTICAL CORPORATION
                              Meridian Center II
                             4 Industrial Way West
                          Eatontown, New Jersey 07724

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 27, 1998

                               ----------------

To the Shareholders of
ROBERTS PHARMACEUTICAL CORPORATION:

  The Annual Meeting of the Shareholders of ROBERTS PHARMACEUTICAL CORPORATION (the "Company") will be held on Wednesday, May 27, 1998 at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

1. To elect eight Directors to serve for the following year or until their successors have been elected and qualify;

2. To consider and act upon a proposal to amend the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan (the "Equity Incentive Plan") to increase the number of shares of the Company's Common Stock reserved for issuance under the Equity Incentive Plan by 1,500,000 shares;

3. To consider and act upon a proposal to amend the Equity Incentive Plan to require the approval of the Company's shareholders to reprice any option or other award granted under the Equity Incentive Plan;

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of Common Stock of record at the close of business on April 17, 1998, are entitled to notice of and to vote at the meeting. Adoption of proposals 2 and 3 are each conditioned upon the approval of the other.

                                          ANTHONY A. RASCIO, Esq.
                                          Vice President and Secretary

Eatontown, New Jersey
April 30, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                      ROBERTS PHARMACEUTICAL CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

GENERAL INFORMATION

  This Proxy Statement is furnished to the holders of Common Stock, $.01 par value ("Common Stock"), of Roberts Pharmaceutical Corporation (the "Company") in connection with the solicitation of proxies for use at the annual meeting of shareholders to be held on May 27, 1998, and at any adjournment thereof (the "Annual Meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders. A form of proxy for use at the meeting is also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about April 30, 1998. The executive offices of the Company are located at Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724.

  Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Annual Meeting. Presence at the Annual Meeting does not of itself revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the instructions therein. Proxies submitted without indication will be voted FOR the nominees for Director named herein and FOR the proposals to amend the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan (the "Equity Incentive Plan") described herein. Management is not aware, at the date hereof, of any matters to be presented at the Annual Meeting other than the matters described hereinabove, but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

  The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company (the "Board of Directors"). It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail. Further, Directors, officers and employees of the Company may also, without additional compensation, solicit proxies, personally or by mail, telephone, telegraph, facsimile transmission or special letter.

VOTING SECURITIES

  The voting securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company with each share of Common Stock entitling its owner to one vote on an equal basis. As of April 17, 1998, the Company had 30,940,693 outstanding shares of Common Stock. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting for purposes of electing Directors and acting upon the proposals to amend the Equity Incentive Plan. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

  Directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. Each of the proposals to amend the Equity Incentive Plan must be approved by a majority of the votes cast at the Annual Meeting on such proposal by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote; provided, that both proposals must be approved in order for each one of them to be deemed to be approved by the shareholders and to be adopted by the Company. If either one of the proposals does not receive the required minimum number of shareholder votes, then both proposals will be deemed to have been rejected by the shareholders and will not be adopted by the Company.

  All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for Director, abstentions and broker non-votes. Any proxy submitted and containing an abstention or a broker non-vote with respect to any matter voted upon will not be counted as a vote cast on such matter.

PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of April 17, 1998, with respect to each person who is known by the Company to be the beneficial owner, as defined in Rule 13d-3 ("Rule 13d-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than five percent (5%) of the Company's Common Stock.

                                                     AMOUNT AND NATURE   PERCENT
   NAME AND ADDRESS                                    OF BENEFICIAL       OF
   OF BENEFICIAL OWNER                                 OWNERSHIP(1)       CLASS
   -------------------                               -----------------   -------
   Yamanouchi Group Holding Inc.(2).................     5,048,500        16.3%
   Robert A. Vukovich, Ph.D.(3).....................     2,335,261(4)(5)   7.4%

--------
(1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
(2) The address of the principal office of such shareholder is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Yamanouchi Group Holding Inc. is a wholly owned subsidiary of Yamanouchi Pharmaceutical Co., Ltd. ("Yamanouchi").
(3) Dr. Vukovich is Chairman of the Board of Directors of the Company and maintains a business address at the Company's offices at Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724.
(4) Includes 625,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich pursuant to the Incentive Stock Option Plan, Restricted Stock Option Plan and Equity Incentive Plan.
(5) Includes 51,590 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of April 17, 1998, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Exchange
Act) of the Company's Common Stock by each Director or nominee for Director, each of the Named Officers (as defined in the section captioned "Executive Compensation") and by all Directors, nominees for Director and Executive Officers of the Company as a group.

                                          AMOUNT AND NATURE           PERCENT OF
NAME OF BENEFICIAL HOLDER             OF BENEFICIAL OWNERSHIP(1)        CLASS
-------------------------             --------------------------      ----------
Robert A. Vukovich, Ph.D............          2,335,261 (2)(3)           7.4%
John T. Spitznagel..................             66,252 (4)              (5)
Robert W. Loy.......................            104,482 (6)              (5)
Peter M. Rogalin....................             36,551 (7)              (5)
Anthony A. Rascio, Esq..............             42,095 (8)              (5)
Digby W. Barrios....................             30,000 (9)              (5)
Zola P. Horovitz, Ph.D..............             13,000 (10)             (5)
Joseph N. Noonburg..................                --
Marilyn Lloyd.......................              1,200                  (5)
All Directors, Nominees for Director
 and Executive Officers as a Group
 (9 persons)........................          2,628,841 (2)(3)(4)(6)     8.3%
                                                        (7)(8)(9)(10)

--------
 (1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
 (2) Includes 625,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich pursuant to the Incentive Stock Option Plan, Restricted Stock Option Plan and Equity Incentive Plan.
 (3) Includes 51,590 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.
 (4) Includes 53,375 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
 (5) Shares beneficially owned do not exceed 1% of the Company's outstanding shares of Common Stock.
 (6) Includes 103,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
 (7) Includes 35,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
 (8) Includes 7,600 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
 (9) Includes 27,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Restricted Stock Option Plan and the Equity Incentive Plan.
(10) Includes 12,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Equity Incentive Plan.

AGREEMENTS WITH YAMANOUCHI

  Yamanouchi, through a subsidiary, owns 5,048,500 shares of the Company's Common Stock. Of such shares, 4,000,000 were acquired in March 1992 pursuant to the terms of a stock purchase agreement (the "Stock Purchase Agreement") entered into by the Company and Yamanouchi. Under the terms of the Stock Purchase Agreement, Yamanouchi has certain preemptive rights to acquire securities issued by the Company for so long as Yamanouchi owns at least 15% of the Company's outstanding Common Stock on a fully diluted basis, and the Company is prohibited from taking any action to prevent Yamanouchi from directly or indirectly acquiring all of the remaining shares of the Company's outstanding Common Stock, provided that any such acquisition is made in accordance with the terms of the Stock Purchase Agreement. Yamanouchi is under no obligation to acquire additional shares of Common Stock. For so long as Yamanouchi owns 10% of the outstanding Common Stock on a fully diluted basis, Yamanouchi has granted the Company a right of first refusal with respect to any shares of Common Stock which it proposes to sell, subject to certain specified exceptions.

  The Company has granted Yamanouchi certain demand and piggyback registration rights with respect to shares of Common Stock owned by it. Under the Stock Purchase Agreement, the Company is required to discuss with and obtain the views of Yamanouchi with respect to certain specified transactions, including equity offerings; incurring a material amount of debt; a material change in the Company's capital structure; and the granting of any material license to a third party. If any such proposed transaction involves a financing, the Company has agreed to review with Yamanouchi its financing needs prior to engaging in such transaction and to give Yamanouchi a reasonable opportunity to propose and negotiate a financing alternative for the Company, though Yamanouchi is under no obligation to do so. Yamanouchi is entitled to designate two members of the Company's Board of Directors for so long as it owns at least 18% of the outstanding shares of the Company's Common Stock on a fully diluted basis (or one Director for so long as it owns at least 10% of such Common Stock). Pursuant to a shareholder agreement between Yamanouchi and Dr. Vukovich (the "Shareholder Agreement") entered into at the same time as the Stock Purchase Agreement, Dr. Vukovich has agreed to vote all shares of Common Stock held by him in favor of the election of any such designees. As of April 17, 1998, Yamanouchi owned more than 10% but less than 18% of the outstanding shares of the Company's Common Stock on a fully diluted basis and is entitled to designate one Director. However, Yamanouchi has not designated any nominee for election at the Annual Meeting.

  Under the Shareholder Agreement, Dr. Vukovich has granted Yamanouchi certain rights of first refusal with respect to shares of the Company's outstanding Common Stock that he proposes to sell. Moreover, Dr. Vukovich has agreed in the Shareholder Agreement to support as a shareholder and officer of the Company any fair offer by Yamanouchi to acquire the Company or its outstanding Common Stock made before December 31, 1998. Yamanouchi is under no obligation to acquire the Company or any shares of Common Stock of the Company.

                             ELECTION OF DIRECTORS
                            (ITEM 1 ON PROXY CARD)

  In accordance with the Company's By-Laws which provide that the Board of Directors shall consist of not less than three nor more than fifteen members, the Board of Directors has fixed the number of Directors at eight. Each of the individuals named below has been nominated for election as a Director by the Board of Directors. Each such individual named below is currently a member of the Board of Directors of the Company.

  Officers serve at the discretion of the Board of Directors. The Company has entered into employment agreements with certain officers. See "Employment Agreements."

  It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of the eight nominees named hereinafter as Directors of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR.

  If any of the nominees should be unavailable for election, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any of the nominees should become unavailable for election, or if elected, should be unable to serve as a Director.

  There are no family relationships among the current Directors, Executive Officers or persons nominated by the Company to become Directors.

NOMINEES

  The nominees, their ages and current principal occupations or employment, are as follows:

                                         PRINCIPAL OCCUPATION
  NOMINEE                 AGE               OR EMPLOYMENT
  -------                 ---            --------------------
Robert A. Vukovich, Ph.D   54    Chairman of the Board of Directors of
                                 Roberts Pharmaceutical Corporation
John T. Spitznagel......   56    President and Chief Executive Officer and a Director of
                                 Roberts Pharmaceutical Corporation
Robert W. Loy...........   60    Executive Vice President--Operations and a Director of
                                 Roberts Pharmaceutical Corporation
Peter M. Rogalin........   55    Vice President, Treasurer, Chief Financial Officer and a
                                 Director of Roberts Pharmaceutical Corporation
Digby W. Barrios........   60    Self-employed Consultant and a Director of
                                 Roberts Pharmaceutical Corporation
Zola P. Horovitz, Ph.D..   63    Self-employed Consultant and a Director of
                                 Roberts Pharmaceutical Corporation
Joseph N. Noonburg......   62    Self-employed Consultant and a Director of
                                 Roberts Pharmaceutical Corporation
Marilyn Lloyd...........   69    Self-employed Consultant and a Director of
                                 Roberts Pharmaceutical Corporation

  Each Director will hold office until the next Annual Meeting of Shareholders or until his or her successor is elected and qualifies. Dr. Vukovich serves as a Director of Cypros Pharmaceutical Corporation, Biotransplant, Inc. and Pacific Pharmaceuticals, Inc. Mr. Barrios serves as a Director of Sepracor, Inc., Cypros Pharmaceutical Corporation and Sheffield Pharmaceuticals, Inc. Dr. Horovitz serves as a Director of Bio Cryst Pharmaceutical, Magainin Pharmaceutical, Synaptic Pharmaceutical, Avigen, Inc., Procept, Inc., Diacrim, Inc. and Clinicor. None of the other nominees holds any directorships in companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in any company registered as an investment company under the Investment Company Act of 1940, as amended.

  ROBERT A. VUKOVICH, PH.D., served as Chairman of the Board and President and Chief Executive Officer of the Company from its inception in 1983 until September 1997, when he announced that he would forego his day-to-day activities as President and Chief Executive Officer in order to concentrate on the Company's long-term strategic business and product development programs. Dr. Vukovich continues to serve as Chairman of the Board. From 1979 to 1983, he served as Director of the Division of Developmental Therapeutics for Revlon Health Care Group. From 1970 to 1974, Dr. Vukovich was employed in various capacities by the Squibb Institute and served as Director of Clinical Pharmacology for that organization from 1974 to 1979. Prior to 1970, Dr. Vukovich was a clinical research scientist for The Warner Lambert Research Institute. Dr. Vukovich is a graduate of Jefferson Medical College, Philadelphia, Pennsylvania, with training in pharmacology and pathology.

  JOHN T. SPITZNAGEL has served as President and Chief Executive Officer of the Company since September 1997. Mr. Spitznagel served as Executive Vice President--Worldwide Sales and Marketing of the Company from March 1996 to September 1997. Mr. Spitznagel has served as a Director of the Company since July 1996. Mr. Spitznagel served as President of Reed and Carnrick Pharmaceuticals from September 1990 through July 1995. In 1989 and 1990, Mr. Spitznagel served as Chief Executive Officer of BioCryst Pharmaceuticals, Inc. From 1979 through 1989, Mr. Spitznagel held various positions with Wyeth-Ayerst Laboratories, advancing from Marketing Director to Senior Vice President of Marketing and Sales. Mr. Spitznagel was employed by Roche Laboratories from 1971 through 1979 and by Warner-Chilcott Laboratories from 1966 through 1971 in various sales, marketing and management positions. Mr. Spitznagel received his undergraduate degree from Rider University and an M.B.A. from Fairleigh Dickenson University.

  ROBERT W. LOY has served as Executive Vice President--Operations of the Company since March 1996. Mr. Loy served as Chief Operating Officer of the Company from August 1992 to March 1996 and as a Vice President of the Company from December 1992 to March 1996. Mr. Loy also has served as a Director of the Company since October 1993. From 1963 to 1990, he held various positions at Squibb Corporation, including that of Vice President, Worldwide Operations for the Squibb Derm Division. From 1990 to 1992, Mr. Loy served as Vice President, International Sales and Marketing, with Hollister, Inc. Mr. Loy received his undergraduate degree from Old Dominion University and attended Villanova University Graduate School.

  PETER M. ROGALIN has served as Vice President, Treasurer and Chief Financial Officer and a Director of the Company since February 1996. From 1978 to 1992, Mr. Rogalin was employed in various executive capacities by Sterling Winthrop, Inc. (formerly Sterling Drug, Inc.), including Assistant Treasurer from 1987 through 1992. From 1993 through July 1994, Mr. Rogalin was a Principal in RK Associates, a consulting firm with specific expertise in financial and business operations and systems for small and medium sized companies. From July 1994 through January 1996, Mr. Rogalin served as Vice President--Finance and Chief Financial Officer of ImClone Systems, Inc., a biopharmaceutical company engaged in research and development of therapeutic products for the treatment of cancer and cancer related disorders. Mr. Rogalin, a Certified Public Accountant, received his undergraduate degree from St. Lawrence University and an M.B.A. from the Graduate School of Business, New York University.

  DIGBY W. BARRIOS served as the President and Chief Executive Officer of Boehringer Ingelheim Corporation from 1988 to 1992 and as an executive of that company in various positions from 1983 to 1988. Since 1992, Mr. Barrios has been self-employed as a consultant. Mr. Barrios also serves as a Director or trustee of several academic institutions and pharmaceutical organizations. He received his undergraduate degree from Loyola University. Mr. Barrios has served as a Director of the Company since March 1994.

  ZOLA P. HOROVITZ, PH.D. has been self-employed as a consultant in the biotechnology and pharmaceutical industries from 1991 through the present. From 1959 to 1991, Dr. Horovitz held various positions at Squibb Corporation, including that of Vice President, Business Development and Planning. Dr. Horovitz has served as a Director of the Company since October 1996. Dr. Horovitz received his undergraduate degree, masters degree and Ph.D. from the University of Pittsburgh.

  JOSEPH N. NOONBURG has been self-employed as a consultant in the pharmaceutical industry since 1995. From 1961 to 1995, Mr. Noonburg was employed in various executive capacities with Reed and Carnrick
Pharmaceuticals, including as Senior Vice President, Sales. Mr. Noonburg was elected to the Board of Directors at last year's Annual Meeting of Shareholders. Mr. Noonburg received his undergraduate degree from Rutgers University.

  THE HONORABLE MARILYN LLOYD has been self-employed as a consultant since 1995. From 1974 to 1995, Ms. Lloyd was an elected member of the United States Congress, House of Representatives, representing the Third Congressional District of Tennessee. During her tenure as a member of Congress, Ms. Lloyd served as Chairwoman of the Energy Subcommittee of the House Science and Technology Committee and of the Housing and Consumer Committee of the Committee on Aging. Ms. Lloyd was also Chair of the North Atlantic Panel on

Armed Services and was a ranking member of the Procurement Subcommittee of the Armed Services Committee. Ms. Lloyd was appointed to the Board of Directors in 1997.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

  During the fiscal year ended December 31, 1997, the Board of Directors held six (6) meetings, including two (2) special meetings. During fiscal 1997, each incumbent member of the Company's Board of Directors attended at least 75% of the meetings of the Board of Directors and of each of the committees on which he or she served which were held during the period such person served as a Director and, if applicable, a committee member.

  The Board of Directors has three (3) standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

AUDIT COMMITTEE

  The current members of the Audit Committee of the Board of Directors (the "Audit Committee") are Mr. Barrios and Dr. Horovitz. The functions of the Audit Committee are, among other things, to recommend to the Board of Directors, the auditors to be engaged as the Company's independent public accountants; to review the proposed plan and scope for the annual audit and the results of such audit when completed; to review the services rendered by the auditors and the fees charged for such services; to determine the effect, if any, on the independent public accountants' independence in the performance of any non-audit services; and to review the plan, scope and results of the Company's internal audit operations. During the fiscal year ended December 31, 1997, the Audit Committee held two (2) meetings.

COMPENSATION COMMITTEE

  The current members of the Compensation Committee of the Board of Directors (the "Compensation Committee") are Mr. Barrios, Dr. Horovitz and Mr. Noonburg. The Compensation Committee determines the compensation of officers and administers the Management Incentive Compensation Plan, the Equity Incentive Plan and the Employee Stock Purchase Plan (the "Stock Purchase Plan"). With respect to the Equity Incentive Plan, the Compensation Committee determines the persons to whom options are granted or awards are made, and the terms of such grants or awards, including the number of shares subject to options or awards, the type of grants or awards, and the exercise price thereof, subject to the express provisions set forth in the Equity Incentive Plan. In addition, the Compensation Committee administers the Company's Employees Savings and Protection Plan (the "401(k) Plan") and Money Purchase Pension Plan (the "Money Purchase Plan") which was merged with and into the 401(k) Plan as of January 1, 1998. See "Employee Savings and Protection Plan and Money Purchase Pension Plan." The Compensation Committee also administers the Company's Incentive Stock Option Plan (the "Incentive Option Plan") and Restricted Stock Option Plan (the "Restricted Option Plan"), each such plan which was previously terminated, to the extent that options granted under these plans prior to their termination remain outstanding and continue to be exercisable pursuant to their terms. During the fiscal year ended December 31, 1997, the Compensation Committee held two (2) meetings and acted by unanimous written consent on twelve (12) occasions.

NOMINATING COMMITTEE

  At the annual reorganization meeting of the Board of Directors held last May, the Board of Directors established a Nominating Committee and vested it with the authority to identify, interview and recommend to the Board of Directors prospective members for election or appointment to the Board of Directors. The current members of the Nominating Committee are Dr. Vukovich, Ms. Lloyd and Mr. Noonburg. During the fiscal year ended December 31, 1997, the Nominating Committee held one (1) meeting at which it recommended this year's Director candidates.

                             CORPORATE PERFORMANCE

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the five years ended December 31, 1997, with the cumulative total return on the NASDAQ Market Index (US Companies), NASDAQ Pharmaceutical Stocks Index, AMEX Market Index, and a peer group (the "Peer Group") selected by the Company over the same period (assuming an investment of $100 in the Company's Common Stock and in each of the indices and the Peer Group on December 31, 1992, and reinvestment of all dividends). The Peer Group consists of Dura Pharmaceuticals, Inc., Forest Laboratories, Inc., IVAX Corporation, Jones Medical Industries, Inc. and Medeva PLC. The Company has included the returns of the AMEX Market Index and the Peer Group in this graph since the Common Stock ceased trading in the NASDAQ National Market System on May 21, 1997 and commenced trading on the American Stock Exchange on May 22, 1997.

                                  LINE GRAPH

                                             12/31/92   12/31/93       12/31/94      12/31/95      12/31/96   12/31/97
                                             --------   --------       --------      --------      --------   --------
        Roberts Pharmaceutical Corporation     100        176              140           78              50      42
        Peer Group                             100        103               88           115             90      94
        AMEX Market Index                      100        119              105           135            143     172
        NASDAQ Pharmaceutical Stocks           100         89               67           123            123     127
        NASDAQ Market Index (US Companies)     100        115              112           159            195     240

        Average Annual Compound Growth Rates
        ------------------------------------
        Roberts Pharmaceutical Corporation   -15.8%
        Peer Group                           - 1.2%
        AMEX Market Index                     11.4%
        NASDAQ Pharmaceutical Stocks           4.9%
        NASDAQ Market Index (US Companies)    19.1%

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1997, 1996 and 1995, of the Company's Chief Executive Officer and the other Executive Officers of the Company who earned salary and bonuses in fiscal 1997 in excess of $100,000 (collectively, the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                                    ANNUAL COMPENSATION COMPENSATION
                                    ------------------- ------------
                                                         SECURITIES
                                                         UNDERLYING     ALL OTHER
                                     SALARY     BONUS     OPTIONS/     COMPENSATION
     NAME & PRINCIPAL POSITION YEAR  ($)(1)    ($)(2)     SARS (#)      ($)(3)(4)
     ------------------------- ---- --------- --------- ------------   ------------
Robert A. Vukovich,
 Ph.D. (5).............        1997  $625,000  $150,000   125,000(6)      $8,000
  Chairman of the Board        1996   540,000       --    790,000(7)       7,500
   and Former                  1995   452,770       --        --           7,500
  President and Chief
  Executive Officer

John T. Spitznagel (8).        1997   247,692    50,000   110,000(6)       8,000
  President and Chief          1996   149,715       --    115,000(9)       6,750
   Executive Officer

Robert W. Loy..........        1997   228,365    50,000    37,500(6)       8,000
  Executive Vice               1996   202,071       --    136,000(10)      7,500
   President                   1995   182,196       --     81,000(11)      7,500

Peter M. Rogalin (12)..        1997   193,000    50,000    25,000(6)       8,000
  Vice President,              1996   155,677       --    115,000(9)       7,500
   Treasurer and
  Chief Financial Officer

Anthony A. Rascio, Esq.        1997   150,577       --        --           7,529
  Vice President,              1996   148,069       --     12,000(13)      7,442
   Secretary and               1995   131,030       --      7,000(11)      6,698
  General Counsel

--------
(1) Includes amounts earned but deferred at the election of the Named Officers under the Company's 401(k) Plan. See "Employees Savings and Protection Plan and Money Purchase Pension Plan."
(2) Represents amounts paid to the Named Officers pursuant to the Company's Management Incentive Plan. See "Compensation Committee Report on Executive Compensation."
(3) Includes amounts to be contributed by the Company under the 401(k) Plan. Amounts to be contributed by the Company to the accounts of the Named Officers under the 401(k) Plan for fiscal 1997 are as follows: Dr. Vukovich--$4,800; Mr. Spitznagel--$4,800; Mr. Loy--$4,800; Mr. Rogalin-- $4,800; and Mr. Rascio--$4,517.
(4) Includes amounts to be contributed by the Company under the Money Purchase Plan which was merged with the 401(k) Plan as of January 1, 1998. See "Employees Savings and Protection Plan and Money Purchase Pension Plan." Amounts to be contributed by the Company to the accounts of the Named Officers under the Money Purchase Plan for fiscal 1997 are as follows: Dr. Vukovich--$3,200; Mr. Spitznagel--$3,200; Mr. Loy--$3,200; Mr. Rogalin-- $3,200; and Mr. Rascio--$3,012.
(5) In September 1997, Dr. Vukovich announced he would forego his day-to-day activities as President and Chief Executive Officer of the Company in order to concentrate on the Company's strategic business and product development programs. Dr. Vukovich continues to serve as Chairman of the Board.
(6) Includes 125,000, 75,000, 37,500 and 25,000 Stock Appreciation Rights ("SARs") granted in January 1998 to Dr. Vukovich, Mr. Spitznagel, Mr. Loy and Mr. Rogalin, respectively, for performance in 1997. See "Compensation Committee Report on Executive Compensation."

(7) Includes 350,000 shares of Common Stock underlying options and 150,000 SARs granted during the fiscal year ended December 31, 1996. Includes also 290,000 shares of Common Stock underlying options which were repriced by the Company in December, 1996.
(8) Mr. Spitznagel joined the Company in March, 1996 and served as an Executive Vice President until September, 1997 when he was appointed President and Chief Executive Officer of the Company.
(9) Includes 55,000 shares of Common Stock underlying options and 30,000 SARs granted during the fiscal year ended December 31, 1996 to each of Mr. Spitznagel and Mr. Rogalin. Includes also 30,000 shares of Common Stock underlying options granted in 1996 to each of Mr. Spitznagel and Mr. Rogalin which were repriced by the Company in December, 1996.
(10) Includes 25,000 shares of Common Stock underlying options and 30,000 SARs granted during the fiscal year ended December 31, 1996. Includes also 81,000 shares of Common Stock underlying options granted during the fiscal years ended December 31, 1992 through December 31, 1994 which were repriced by the Company in December, 1996.
(11) Includes 81,000 and 7,000 shares of Common Stock underlying options granted during the fiscal years ended December 31, 1992 through December 31, 1994 to Mr. Loy and Mr. Rascio, respectively; such options were repriced by the Company during the fiscal year ended December 31, 1995.
(12) Mr. Rogalin joined the Company in February, 1996.
(13) Includes 5,000 shares of Common Stock underlying options granted in November, 1996 and repriced in December, 1996. Includes also 7,000 shares of Common Stock underlying options granted during the years December 31, 1992 through December 31, 1994 which were repriced by the Company in December, 1996.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of Dr. Vukovich, Mr. Spitznagel, Mr. Loy, Mr. Rogalin and Mr. Rascio, which provide for base minimum salaries of $540,000, $300,000, $186,500, $175,000 and
$135,200, respectively. Please refer to the Summary Compensation Table for the amount of compensation received by such officers. In addition, the agreements entitle each of such officers to participate in any incentive compensation plan offered to the Company's senior level management and to receive all vacation and other benefits, including insurance, provided to employees of the Company.

  Under the terms of the employment agreements with Dr. Vukovich, Mr. Spitznagel, Mr. Loy and Mr. Rascio, in the event that the employment of any such officer is terminated by the Company other than for the officer's willful misconduct, the officer is entitled to receive (i) base compensation at the annual rate of his base compensation at the time of termination for three years after the termination (five years after termination in the case of Dr. Vukovich), (ii) additional payments equal to three times the officer's average annual bonus and incentive compensation for the period commencing July 1, 1988 (March 1, 1996 in the case of Mr. Spitznagel) and ending upon the termination of the employment agreement, and (iii) an amount equal to three times any payment made by the Company to the 401(k) Plan on behalf of the officer during the fiscal year prior to termination (five times the average annual bonus and incentive compensation received during such period by Dr. Vukovich and five times any payment made by the Company to the 401(k) Plan on behalf of Dr. Vukovich during the fiscal year prior to termination (all such payments made to an officer in connection with the termination of employment are referred to herein collectively as "Severance Compensation"). The Severance Compensation shall be paid to the officer in the same manner and on the same dates as the officer would have received such compensation had the termination of the employment agreement not occurred.

  Under the terms of the employment agreements with Dr. Vukovich, Mr. Spitznagel, Mr. Loy and Mr. Rascio, in the event that the employment of any such officer is terminated by the Company in connection with a "change in control" (as such term is defined in each of their employment agreements) of the Company, the officer is entitled to receive the full amount of the Severance Compensation. However, if, after giving the Company six months notice, such officer terminates his employment with the Company in connection with a change in control of the Company, the officer shall be entitled to receive 75% of the Severance Compensation (100% of the Severance Compensation in the case of Dr. Vukovich).

  Under the terms of the employment agreement with Mr. Rogalin, in the event that his employment is terminated by the Company in connection with a "change in control" (as such term is defined in his employment agreement) of the Company, Mr. Rogalin is entitled to receive 100% of the base compensation he is receiving on the date of the termination of the employment agreement for a period of two (2) years following the termination date.

  The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on and limits the Company's deduction of payments to terminated employees following a change in control if the payments meet certain requirements and exceed the limit set forth in the Code. Generally, this limit is equal to three times the employee's average annual compensation for the five taxable years preceding the year in which the change of control occurs. The employment agreements with Dr. Vukovich, Mr. Spitznagel, Mr. Loy and Mr. Rascio provide that the Company shall pay any such excise taxes assessed against the officers in connection with any Severance Compensation payments made or benefits conferred under the employment agreements, including, in connection with a change in control of the Company.

  In the event of the termination of an officer's employment with the Company for any reason, each of the employment agreements provides that such officer shall have the right to elect, during a period of seven months from the date of termination, to exercise all options previously granted to the officer under all stock option plans maintained by the Company, regardless of whether such options would then be exercisable. In the event of the termination of the employment agreement by an officer, each such agreement prohibits the officer from engaging in any activities in direct competition with the Company for a two year period. Under the terms of the employment agreements with Dr. Vukovich, Mr. Spitznagel, Mr. Loy and Mr. Rascio, in the event of the "disability" (as such term is defined in each of their employment agreements) of any such officer, he shall be entitled to receive the full Severance Compensation from the Company. The current terms of each of the employment agreements, which are automatically renewed for successive one year periods upon their expiration, expire as follows: Dr. Vukovich--December 1999; Mr. Spitznagel--September 2000; Mr. Loy--December 1998; Mr. Rascio--December 1998; and Mr. Rogalin--November 1998.

EMPLOYEES SAVINGS AND PROTECTION PLAN AND MONEY PURCHASE PENSION PLAN

  As of January 1, 1998, the Company merged its Money Purchase Plan with and into its 401(k) Plan in order to provide one employee savings plan which is available to all employees who meet certain age and service requirements. In addition to salary deferral contributions by the participating employees, the 401(k) Plan provides for (i) mandatory contributions by the Company based on participant contributions and (ii) discretionary contributions by the Company based on a percentage of a participant's compensation.

  For fiscal 1997, the total of employee and Company contributions under the 401(k) Plan will be $607,011 of which the Company will contribute $255,245. For Fiscal 1997, the Company will contribute also an aggregate amount of $199,099 under the Money Purchase Plan, which will be distributed to the participants' accounts pursuant to an allocation percentage equal to 2% of each participant's 1997 compensation up to $160,000. See the Summary Compensation Table for amounts to be contributed by the Company under the 401(k) Plan and Money Purchase Plan to the accounts of the Named Officers.

EMPLOYEE STOCK PURCHASE PLAN

  The Stock Purchase Plan approved by the Board of Directors and the shareholders of the Company in 1996, was implemented by the Company as of April 1, 1997. Under the Stock Purchase Plan, eligible employees may use salary deductions to invest in the Company's Common Stock pursuant to a plan which is intended to qualify as an "employee stock purchase plan" within the meaning of section 423 of the Code. Each eligible employee who elects to participate in the Stock Purchase Plan shall be able to designate from 1% to 10% of the eligible employee's compensation, which shall automatically be deducted from the employee's paycheck, to purchase shares of the Company's Common Stock; provided, that no employee participant may purchase in a particular plan year under the Stock Purchase Plan, shares of Common Stock with a fair market value of more than $25,000.

  The Stock Purchase Plan is administered by the Compensation Committee. 500,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan shall terminate when all shares of Common Stock reserved for issuance are issued, or at any other time at the discretion of the Board of Directors. As of April 17, 1998, 9,468 shares of the Company's Common Stock have been issued and allocated to participant accounts under the Stock Purchase Plan.

EQUITY INCENTIVE PLAN

  For a description of the material features of the Equity Incentive Plan, see "Summary of Provisions of the Equity Incentive Plan" under "Amendment of Equity Incentive Plan."

INCENTIVE STOCK OPTION PLAN AND RESTRICTED STOCK OPTION PLAN

  The Incentive Option Plan and Restricted Option Plan were previously terminated. However, options granted under the Incentive Option Plan and Restricted Option Plan which were outstanding on the date of the termination of each such plan, will continue to be exercisable pursuant to their respective terms. As of April 17, 1998, there were 688,375 such incentive stock options and 140,040 such restricted stock options still outstanding.

OPTION GRANTS

  The Company has (i) options outstanding under its Restricted Option Plan and Incentive Option Plan, and (ii) options and SARs outstanding under the Equity Incentive Plan. The following table shows, for the fiscal year ended December 31, 1997, certain information regarding options and SARs granted to each of the Named Officers.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                          -------------------------------------------------
                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL
                           NUMBER OF     % OF TOTAL                                RATES OF STOCK
                           SECURITIES   OPTIONS/SARS                           PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO  EXERCISE OR                 OPTION/SAR TERM (1)
                          OPTIONS/SARS  EMPLOYEES IN BASE PRICE  EXPIRATION ------------------------------
NAME                      GRANTED (#)   FISCAL YEAR    ($/SH)       DATE        5% ($)        10% ($)
----                      ------------  ------------ ----------- ---------- -------------- ---------------
Robert A. Vukovich,
 Ph.D...................    125,000(2)       15%       $10.56     1/12/01         $207,500       $437,500
John T. Spitznagel......     35,000(3)        4%        12.75     9/10/03          151,768        344,309
                             75,000(2)        9%        10.56     1/12/01          124,500        262,500
Robert W. Loy...........     37,500(2)        5%        10.56     1/12/01           62,250        131,250
Peter M. Rogalin........     25,000(2)        3%        10.56     1/12/01           41,500         87,500
Anthony A. Rascio, Esq..        --          --            --          --               --             --

--------
(1) The potential realizable value does not represent actual value. The value, if any, a Named Officer may realize will depend upon the excess of the fair market value of the Common Stock over the exercise price on the date the option or SAR is exercised so that there is no assurance the value realized by the Named Officer will be at or near the estimated value. The estimated values are based upon assumptions of 5% and 10% appreciation, respectively, in the fair market value of the Company's Common Stock from the date of grant of these options and SARs through the expiration dates of such options and SARs.
(2) Includes 125,000, 75,000, 37,500 and 25,000 SARs granted in January 1998 to Dr. Vukovich, Mr. Spitznagel, Mr. Loy and Mr. Rogalin, respectively, for performance in 1997. See "Compensation Committee Report on Executive Compensation."
(3) Represents shares of Common Stock underlying options granted under the Equity Incentive Plan.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  No option or SAR was exercised by any of the Named Officers during the fiscal year ended December 31, 1997. Shown below is certain information regarding options and SARs held by each of the Named Officers at December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                                                     VALUE OF
                                                    NUMBER OF SECURITIES           UNEXERCISED
                                                   UNDERLYING UNEXERCISED          IN-THE-MONEY
                           SHARES                  OPTIONS AND NUMBER OF           OPTIONS/SARS
                          ACQUIRED                 SARS HELD AT FY-END(#)        AT FY-END($)(1)
                             ON         VALUE    -------------------------- --------------------------
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE/ UNEXERCISABLE EXERCISABLE/ UNEXERCISABLE
----                     ----------- ----------- ------------ ------------- ------------ -------------
Robert A. Vukovich,
 Ph.D...................      --          --       690,000       210,000(2)      --            --
John T. Spitznagel......      --          --        62,000       133,000(2)      --            --
Robert W. Loy...........      --          --       118,000        55,500(2)      --            --
Peter M. Rogalin........      --          --        46,000        64,000(2)      --            --
Anthony A. Rascio Esq...      --          --         7,600         4,400         --            --

--------
(1) The value of unexercised in-the-money options and SARs represents the difference between an option's or SAR's exercise price and the reported last sale price of the Company's Common Stock on the American Stock Exchange on December 31, 1997 ($9.56 per share.) None of the options or SARs disclosed in this table were in-the-money on December 31, 1997. The actual value, if any, a Named Officer may realize upon the exercise of an option or an SAR will depend upon the excess of the stock price over the exercise price on the date the option or SAR is exercised.
(2) Includes 125,000, 75,000, 37,500 and 25,000 SARs granted in January 1998 to Dr. Vukovich, Mr. Spitznagel, Mr. Loy and Mr. Rogalin, respectively, for performance in 1997. See "Compensation Committee Report on Executive Compensation."

DIRECTORS' COMPENSATION

  Each Director who is not an employee of the Company is entitled to receive a participation fee of $500 for each meeting of the Board of Directors attended and a fee of $250 for each meeting attended of any committee of the Board of Directors on which such Director serves. In addition, each Director who is not an employee of the Company is entitled to receive a $7,500 fee annually for services as a Director. The Company makes no payment to Directors who are employees of the Company for their services on the Board of Directors or committees thereof. The Company paid a total of $47,556 during the fiscal year ended December 31, 1997 to Directors who are not employees of the Company. Nonemployee directors are eligible to participate in the Company's Equity Incentive Plan. During the fiscal year ended December 31, 1997, options with respect to 10,000 of shares of Common Stock were granted to Mr. Noonburg upon his election, and to Ms. Lloyd upon her appointment, to the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL COMPENSATION POLICIES

  The base salaries and wages for all the Company's employees are managed through the Company's wage and salary administration program. Increases in base salary and wages are managed according to three guidelines: individual merit, promotions and competitive factors. Guidelines are established each year and vary in order to reflect the Company's performance and the competitive environment and to manage appropriately the overall cost of wage and salary growth.

  The Company's compensation program is based on a pay for performance criterion and consists of three key components: base salary, an annual incentive bonus program and longer term incentives through the granting of equity based awards, such as stock options and stock appreciation rights. The compensation program is designed to attract, retain and motivate the best personnel possible for all levels of the Company. The Company's various programs are designed to treat all employees in a fair and equitable manner and have the following common attributes upon which compensation is based:

    . level of job responsibility;
    . individual performance;
    . company performance;
    . competitive marketplace factors.

EXECUTIVE OFFICER COMPENSATION

  The method of compensation of the Company's Executive Officers is consistent with the Company's general compensation policies and is related to the Company's growth and performance. The Compensation Committee is responsible for administering the compensation program for Executive Officers of the Company, the Management Incentive Compensation Plan, the Equity Incentive Plan, the 401(k) Plan and the Money Purchase Plan which was merged with and into the 401(k) Plan as of January 1, 1998. The Compensation Committee believes that the Company's compensation practices should reward strategic management of the business in the best long term interests of the shareholders.

  A portion of an Executive Officer's compensation may consist of bonus payments under the Management Incentive Compensation Plan. Under this plan, awards are based on the Company's performance and the employee's contribution to that performance. The aggregate amount allocated to any individual award under the Management Incentive Compensation Plan is determined by the Compensation Committee.

  The Company's long term incentives are generally in the form of stock option grants. The objectives of the Company's stock option programs are to advance the long term interests of the Company and its shareholders. Equity compensation, in the form of stock options, is an important element of the performance-based compensation of the Executive Officers. The grant of stock options continues the Company's practice of providing for management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Equity ownership in the Company provides a direct relationship between executive compensation and shareholder value. Stock options provide the Company's key employees an opportunity for increased equity ownership, and create an incentive to remain with the Company for the long term. The Equity Incentive Plan authorizes the Compensation Committee to grant SARs to employees of the Company. The Company granted SARs to certain of its Executive Officers for services performed in 1997. These rights are expected to provide the holders thereof with an additional long term incentive, the value of which is a function of the appreciation in the value of a share of the Company's Common Stock. Neither the grant nor the exercise of stock options having an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant will affect the Company's income statement. The grant of SARs affects the Company's income statement by way of a charge to compensation expense measured by the amount by which the price of the Company's Common Stock at the end of a measurement period exceeds the grant price of the SAR. Accordingly, the compensation expense attributable to a SAR reported for any measurement period will be adjusted in future periods depending upon the market price of the Company's Common Stock at the end of the measurement period.

  The compensation of the Company's Chief Executive Officer is determined by the Compensation Committee based on its assessment of the Company's financial and non-financial performance against a background of various factors. The Committee has identified several factors which are critical to the success of the business, including sales growth, business growth and achievement, financial strength, progress toward achievement of goals and growth in shareholder value. The Compensation Committee believes it is important that these factors are well managed in order to maximize returns to the Company's shareholders over the long term. Performance is reviewed on an annual basis. Under his employment agreement, Dr. Vukovich was entitled to receive a minimum base salary of $540,000 in 1997. Based on the Compensation Committee's review and evaluation of various performance factors outlined above, Dr. Vukovich's annual salary was increased by 14% in 1997 to $625,000. Dr. Vukovich's base salary had not been increased since 1995. In September 1997, Mr. Spitznagel was elected by the Board of Directors to assume the office of President and Chief Executive Officer of the Company. In connection with his increased responsibilities, the Compensation Committee adjusted his base salary from $225,000 to $300,000 and granted him 35,000 options under the Equity Incentive Plan.

  Incentive bonus awards to the Chief Executive Officer are determined by the Compensation Committee based on the Company's performance and the Compensation Committee's assessment of the individual contribution of the Chairman of the Board and the Chief Executive Officer to that performance. The Compensation Committee awarded bonuses to the Chief Executive Officer and other Executive Officers of the Company for 1997 as follows: Dr. Vukovich--$150,000; Mr. Spitznagel--$50,000; Mr. Loy--$50,000; and Mr. Rogalin--$50,000. In awarding these bonuses, the Compensation Committee focused on the significant contribution of Dr. Vukovich and the other executive officers of the Company toward the approval of AGRYLIN(TM) by the U.S. Food and Drug Administration (the "FDA") and the successful launch of that product in early 1997. In addition, the Compensation Committee determined that SARs should be awarded to Dr. Vukovich and certain of the Company's Executive Officers to reward certain achievements that the Company made in 1997. In recognition of a variety of corporate achievements, including the acquisition of a distribution center in Oakville, Illinois, the licensing of SAMPATRILAT as well as four chemical compounds in late stage development for the treatment of bowel disorders, the launch of LODINE(R) in the United Kingdom, the approval of EMINASE(R) in Canada and the launch of that product, the successful marketing of PROAMATINE(R), the reorganization and automation of the Company's field sales force in the United States, the effective control of costs, the divestiture of the product NORETHIN and Pronetics Health Care Group, Inc. and the acquisition of the product SLOW-MAG(R), the Company awarded SARs to certain of its Executive Officers. SARs awarded in 1998 for performance in 1997 to certain Executive Officers of the Company are as follows: Dr. Vukovich--125,000; Mr. Spitznagel--75,000; Mr. Loy--37,500; and Mr. Rogalin--25,000. In its assessment of the award to Dr. Vukovich, the Compensation Committee focused on Dr. Vukovich's significant contribution toward the product acquisitions completed in 1997. These SARs have a three year term, expiring on January 12, 2001, and are exercisable in whole or in part over said term. 50% of the rights granted were exercisable on the date of grant and the remaining 50% become exercisable on January 13, 1999. Vesting of the SARs is accelerated upon a change in control of the Company. Upon exercise of an SAR, the holder is entitled to receive, in cash, an amount equal to the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over $10.56, the fair market value of a share of the Company's Common Stock on January 13, 1998, the date the SARs were granted.

  As of January 1, 1998, the Company elected to merge its Money Purchase Plan with its 401(k) Plan, and to cease accruing benefits in the Money Purchase Plan. Benefit accruals for participants in the Money Purchase Plan were frozen as of that date and, in lieu of future contributions to the Money Purchase Plan, the Company plans matching contributions to the extent required under its 401(k) Plan. The Money Purchase Plan was available to full time employees who had completed one year of service and attained age 20 1/2. See "Employee Savings and Protection Plan and Money Purchase Pension Plan."

  Section 162(m) of the Code ("Section 162(m)"), disallows a tax deduction to public companies for compensation over $1 million (per capita) paid to a corporation's Chief Executive Officer and four other highest paid officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

  The Section 162(m) limitation has not yet had any effect upon the Company and its ability to deduct, for tax purposes, the compensation paid to the Company's Named Officers. Compensation paid, or to be paid, pursuant to certain of the Company's employee benefit plans will not qualify for the performance-based compensation exception to Section 162(m) by reason of Dr. Vukovich's previous participation as a member of the Compensation Committee. Dr. Vukovich resigned from the Compensation Committee in 1995 with the intention that the Company would thus be able to attempt to qualify compensation to be paid pursuant to future employee benefit plans under the performance-based exception to Section 162(m).

  The Compensation Committee recognizes that certain future events, such as a change in control of the Company, termination by the Company of certain executive personnel, or the exercise of certain stock options, depending upon the difference between the fair market value of the Company's Common Stock and the exercise price of such an option on the date of exercise, may result in the disallowance of a portion of the Company's compensation deductions under
Section 162(m) as it relates to the Named Officers of the Company. See "Employment Agreements." Moreover, the Compensation Committee may from time to time award compensation that may be non-deductible under Section 162(m) when, in the exercise of the Compensation Committee's business judgment, such award would be in the best interests of the Company.

                                          COMPENSATION COMMITTEE

                                          Digby W. Barrios
                                          Dr. Zola P. Horovitz
                                          Joseph N. Noonburg

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its Executive Officers, Directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act during fiscal 1997.

                      AMENDMENT OF EQUITY INCENTIVE PLAN
                         (ITEMS 2 AND 3 ON PROXY CARD)

INTRODUCTION

  The Board of Directors has approved and adopted, subject to approval and ratification by the shareholders, the following two (2) proposals to amend the Equity Incentive Plan:

  1. TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE EQUITY INCENTIVE PLAN BY 1,500,000 SHARES TO 3,000,000 SHARES, OF WHICH 1,500,000 SHARES WOULD BE AVAILABLE FOR GRANT PURSUANT TO AWARDS (ITEM 2 ON THE PROXY CARD); AND

  2. TO PROVIDE THAT ANY REPRICING BY THE COMPENSATION COMMITTEE OF AN OPTION OR OTHER AWARD GRANTED UNDER THE EQUITY INCENTIVE PLAN MUST BE RATIFIED BY THE SHAREHOLDERS (ITEM 3 ON THE PROXY CARD).

  If either one of the proposals does not receive the minimum number of votes required for approval and ratification by the shareholders, then the other proposal will also be deemed to have not been ratified and approved by the shareholders and neither proposal will be adopted by the Company.

SUMMARY OF PROVISIONS OF THE EQUITY INCENTIVE PLAN

  The Equity Incentive Plan was approved by the shareholders at the 1996 Annual Meeting. The Equity Incentive Plan is administered by the Compensation Committee, which is authorized to grant (i) "incentive stock options" within the meaning of Section 422 of the Code, (ii) nonqualified stock options, (iii) stock appreciation

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

rights, (iv) restricted stock grants, (v) deferred stock awards, and (vi) other stock based awards to employees of the Company and its subsidiaries and other persons and entities who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company and its subsidiaries. The Compensation Committee determines (i) the recipients of awards, (ii) the times at which awards will be made, (iii) the size and type of awards, and (iv) the terms, conditions, limitations and restrictions of awards. Awards may be made singly, in combination or in tandem.

  When the Equity Incentive Plan was approved by the shareholders at the 1996 Annual Meeting, 1,500,000 shares of Common Stock were reserved for issuance. All of such shares are subject to awards currently outstanding. The maximum number of shares of Common Stock which can be issued to the Company's Chief Executive Officer under the Equity Incentive Plan pursuant to various awards shall not exceed 35% of the total number of shares of Common Stock reserved for issuance, and the maximum number of shares which can be issued to any other employee or participant under the Equity Incentive Plan shall not exceed 20% of the total number of shares of Common Stock reserved for issuance. There are approximately 475 employees eligible to participate in the Equity Incentive Plan and awards have been granted to approximately 261 employees. The Equity Incentive Plan will terminate on May 21, 2006, unless earlier terminated by the Board of Directors.

AWARDS UNDER THE EQUITY INCENTIVE PLAN

  Stock Options. The Compensation Committee can grant either incentive stock options or nonqualified stock options. Only employees of the Company and its subsidiaries may be granted incentive stock options. The exercise price of an incentive stock option shall not be less than the fair market value, or, in the case of an incentive stock option granted to a 10% or greater shareholder of the Company, 110% of the fair market value of the Company's Common Stock on the date of grant. For purposes of the exercise price of an option, "fair market value" shall mean the arithmetic average of the highest and lowest sale prices of the Common Stock reported on the American Stock Exchange on a particular date. On April 17, 1998, the closing price of the Company's Common Stock reported on the American Stock Exchange was $15.50 and the average of the high and low sale prices was $15.22. The term of an option and the time or times at which such option is exercisable shall be set by the Compensation Committee; provided, however, that no option shall be exercisable more than 10 years (5 years for an incentive stock option granted to a 10% or greater shareholder of the Company) from the date of grant, and with respect to an incentive stock option, the fair market value on the date of grant of the shares of Common Stock which are exercisable by a participant for the first time during any calendar year shall not exceed $100,000. Payment of the exercise price shall be made in any form permitted by the Compensation Committee, including cash and shares of the Company's Common Stock.

  Stock Appreciation Rights. The Compensation Committee may grant SARs either alone or in combination with an underlying stock option. The term of an SAR and the time or times at which an SAR shall be exercisable shall be set by the Compensation Committee; provided, that an SAR granted in tandem with an option will be exercisable only at such times and to the extent that the related option is exercisable. SARs entitle the grantees to receive an amount in cash or shares of Common Stock with a value equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date the SAR was granted, which represents the same economic value that would have been derived from the exercise of an option. Payment may be made in cash, in shares of Common Stock or a combination of both at the discretion of the Compensation Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares of Common Stock is terminated.

  Restricted Stock Grants. The Compensation Committee may grant shares of Common Stock under a restricted stock grant which sets forth the applicable restrictions, conditions and forfeiture provisions which shall be determined by the Compensation Committee and which can include restrictions on transfer, continuous service with the Company or any of its subsidiaries, achievement of business objectives, and individual, subsidiary and Company performance. Shares of Common Stock may be granted pursuant to a restricted stock grant for no consideration or for any consideration as determined by the Compensation Committee. A grantee is entitled to vote the shares of Common Stock and receive any dividends thereon prior to the termination of any applicable restrictions, conditions or forfeiture provisions.

  Deferred Stock Awards. The Compensation Committee may grant shares of Common Stock under a deferred stock award, with the delivery of such shares of Common Stock to take place at such time or times and on such conditions as the Compensation Committee may specify. Shares of Common Stock may be granted pursuant to deferred stock awards for no consideration or for any consideration as determined by the Compensation Committee.

  Other Stock Based Awards. The Compensation Committee may grant shares of Common Stock to employees of the Company or its subsidiaries as bonus compensation, or if agreed to by an employee, in lieu of such employee's cash compensation.

FEDERAL INCOME TAX CONSEQUENCES

  Stock Options. The grant of an incentive stock option or a nonqualified stock option does not result in income for the grantee or in a deduction for the Company.

  The exercise of a nonqualified stock option results in ordinary income for the grantee and a business deduction for the Company measured by the difference between the option's exercise price and the fair market value of the shares of Common Stock received at the time of exercise. If the Company is required to withhold income taxes in connection with the exercise of a nonqualified stock option, the Compensation Committee may, in its discretion, permit such withholding obligation to be satisfied by the delivery of shares of Common Stock held by the grantee or to be delivered to the grantee upon exercise of the option.

  The exercise of a qualified incentive stock option does not result in income for the grantee or in a business deduction for the Company; provided, that the employee does not dispose of the shares of Common Stock acquired upon exercise within two years after the date of grant of the option and one year after the transfer of the shares of Common Stock upon exercise, and provided that, the employee is employed by the Company or a subsidiary of the Company from the date of grant until three months before the date of exercise. If these requirements are met, the employee's basis in the shares of Common Stock would be the exercise price. Any gain related to the subsequent disposition of the shares of Common Stock will be taxed to the employee as a long-term capital gain and the Company will not be entitled to any deduction. The excess of the fair market value of the Common Stock on the date of exercise over the exercise price is an item of tax preference for the employee, potentially subject to the alternative minimum tax.

  If an employee should dispose of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option prior to the expiration of either of the designated holding periods, the employee recognizes ordinary income and the Company is entitled to a business deduction in an amount equal to the lesser of the fair market value of the shares of Common Stock on the date of exercise minus the option exercise price or the amount realized on disposition of the shares of Common Stock minus the option exercise price. Any gain in excess of the ordinary income recognized by the employee is taxable as long-term or short-term capital gain, depending on the holding period. If an option, intended to be an incentive stock option, does not satisfy all of the requirements of an incentive stock option pursuant to Section 422 of the Code when granted, the employee recognizes ordinary income upon exercise of the option and the Company is entitled to a business deduction in an amount equal to the fair market value of the shares of Common Stock on the exercise date minus the option exercise price. Income tax withholding would be required. In the event an option intended to be an incentive stock option does not qualify as such when granted or when exercised, the Board of Directors believes that any related deduction should not be subject to the annual $1 million per capita limitation on employee remuneration for the Named Officers of the Company imposed by Section 162(m) of the Code. The Board of Directors believes that the income recognized by an employee or other participant upon the exercise of an option granted under the Equity Incentive Plan should be qualified performance-based compensation and, therefore, an exception to the limitations imposed on the Company by Section 162(m) of the Code with respect to the deductibility of a Named Officer's compensation during a particular calendar year.

  SARS. The grant of an SAR does not result in income for the grantee or in a business deduction for the Company for federal income tax purposes. Upon the exercise of an SAR, the grantee recognizes ordinary income and the Company is entitled to a business deduction measured by the fair market value of the shares of Common Stock plus any cash received. Income tax withholding would be required for employees of the Company and its subsidiaries. The Board of Directors believes that any income related to the exercise of SARs should be exempt from the $1 million limit of Section 162(m) of the Code pursuant to the performance-based compensation exception.

  Restricted Stock Grants and Deferred Stock Awards. If the shares of Common Stock issued pursuant to a restricted stock grant or deferred stock award are subject to restrictions resulting in a "substantial risk of forfeiture" pursuant to the meaning of such term under Section 83 of the Code, the restricted stock grant or deferred stock award does not result in income for the grantee or in a business deduction for the Company for federal income tax purposes. If there are no such restrictions, conditions, limitations or forfeiture provisions, the grantee recognizes ordinary income and the Company is entitled to a business deduction upon receipt of the shares of Common Stock. Dividends paid to the grantee while the stock remained subject to any restrictions would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee receives ordinary income and the Company is entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock at the time of lapse. Income tax withholding would be required for employees of the Company and its subsidiaries.

  Other Stock Based Awards. Any employee of the Company or any of its subsidiaries who receives shares of Common Stock as bonus compensation or in lieu of the employee's cash compensation shall recognize ordinary income, and the Company shall be entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock issued to the employee.

OTHER INFORMATION

  If there is a stock split, stock dividend or other relevant change affecting the Company's Common Stock, appropriate adjustments will be made in the number of shares of Common Stock or in the type of securities to be issued pursuant to any award granted before such event. In the event of a merger, consolidation, combination or other similar transaction involving the Company in which the Company is not the surviving entity, either all outstanding stock options and SARs shall become exercisable immediately and all restricted stock grants and deferred stock awards shall immediately become free of all restrictions and conditions, or the Compensation Committee may arrange to have the surviving entity grant replacement awards for all outstanding awards. Upon termination of service prior to age 65 for any reason other than death or disability, or upon involuntary termination after age 65, stock options and SARs which are exercisable as of the date of such termination may be exercised within three months of the date of termination, and any restricted stock grants and deferred stock awards which are still subject to any restriction shall be forfeited to the Company. Upon death or disability or voluntary termination of service after age 65, all stock options and SARs become immediately exercisable and may be exercised for a period of six months after the date of termination (three months in the case of voluntary termination after age 65), and all restricted stock grants and deferred stock awards shall become immediately free of all restrictions and conditions. The Compensation Committee has the discretionary authority to alter or establish the terms and conditions of an award in connection with termination of service. The Board of Directors may amend, suspend or terminate the Equity Incentive Plan, subject to shareholder approval if required pursuant to Section 162(m) of the Code or the rules of the American Stock Exchange.

PLAN BENEFITS

  The following table sets forth information as of April 17, 1998 with respect to awards granted under the Equity Incentive Plan to the persons and groups of persons identified in this table.

                      ROBERTS PHARMACEUTICAL CORPORATION
                             EQUITY INCENTIVE PLAN

                                                            NUMBER OF NUMBER OF
NAME AND POSITION                                            OPTIONS    SARS
-----------------                                           --------- ---------
Robert A. Vukovich, Ph.D...................................  350,000   275,000
 Chairman of the Board
John T. Spitznagel.........................................   60,000   105,000
 President and Chief Executive Officer
Robert W. Loy..............................................   25,000    67,500
 Executive Vice President
Peter M. Rogalin...........................................   35,000    55,000
 Vice President, Treasurer and Chief Financial Officer
Anthony A. Rascio..........................................    5,000       --
 Vice President, Secretary and General Counsel
Executive Officer Group....................................  475,000   502,500
Non-Executive Director Group...............................   90,000    15,000
Non-Executive Officer Employee Group.......................  935,000       --

VOTE REQUIRED

  Approval by the Company's shareholders of each of the proposals to amend the Equity Incentive Plan (i) to increase the number of shares of Common Stock reserved for issuance by 1,500,000 shares, and (ii) to require shareholder approval of the repricing of any option or other award by the Compensation Committee, requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares of Common Stock present in person or represented by proxy. Both proposals must be approved by the Company's shareholders in order for each of them to be adopted by the Company. If one proposal does not receive the minimum number of shareholder votes required for approval, then the other proposal shall also be deemed to have not been approved by the shareholders and will not be adopted by the Company regardless of whether such other proposal receives the minimum number of shareholder votes required for approval.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 1,500,000 SHARES.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S EQUITY INCENTIVE PLAN TO REQUIRE THAT THE REPRICING OF ANY OPTION OR OTHER AWARD BE APPROVED BY THE SHAREHOLDERS.

                                 ANNUAL REPORT

  The annual report to shareholders for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. Coopers & Lybrand L.L.P. has audited the financial statements for the fiscal year ended December 31, 1997, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Selection of the independent public accountants for the Company is made by the Board of Directors and is based upon the recommendation of the Company's Audit Committee. Coopers & Lybrand L.L.P. was the Company's independent public accountants for the fiscal year ended December 31, 1997. A representative of Coopers & Lybrand L.L.P. will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company.

  The appointment of the Company's independent public accountants for the current fiscal year shall be made by the Board of Directors at its annual reorganization meeting which shall be held immediately following the conclusion of the Annual Meeting.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for presentation at the Company's next Annual Meeting of shareholders must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 31, 1998. The Company's By-Laws contain certain procedures which must be followed in connection with shareholder proposals.

  MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR EACH OF THE PROPOSALS TO AMEND THE COMPANY'S EQUITY INCENTIVE PLAN.

  THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROBERTS PHARMACEUTICAL CORPORATION, MERIDIAN CENTER II, 4 INDUSTRIAL WAY WEST, EATONTOWN, NEW JERSEY 07724.

  ALL SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 2 BROADWAY, 19TH FLOOR, NEW YORK, NY 10004. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          ANTHONY A. RASCIO, ESQ.
                                          Vice President and Secretary

April 30, 1998

                      ROBERTS PHARMACEUTICAL CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS--MAY 27, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates and appoints Robert A. Vukovich, Ph.D., John T. Spitznagel and Anthony A. Rascio, Esq. and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all of the shares of Common Stock of ROBERTS PHARMACEUTICAL CORPORATION standing in the name of the undersigned at the close of business on April 17, 1998, at the annual meeting of shareholders to be held at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on May 27, 1998 at 10:00 a.m., and at any and all adjournment or adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated below and on the reverse side of this Proxy.

1.  ELECTION OF DIRECTORS

     FOR all nominees listed below              WITHHOLD AUTHORITY to vote
     (except as marked to the contrary below)   for all nominees listed below

                        [ ]                             [ ]

Robert A. Vukovich, Ph.D., John T. Spitznagel, Robert W. Loy, Peter M. Rogalin, Digby W. Barrios, Zola P. Horovitz, Ph.D., Joseph N. Noonburg and Marilyn Lloyd.
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.




--------------------------------------------------------------------------------

2. To approve the amendment to the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the Equity Incentive Plan by 1,500,000 shares. Adoption of this proposal No. 2 is conditioned on adoption of proposal No. 3 below.

                FOR         AGAINST         ABSTAIN
                [ ]           [ ]             [ ]

3. To approve the amendment to the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan to require shareholder approval of the repricing of any option or other award granted under the Equity Incentive Plan. Adoption of this proposal No. 3 is conditioned on adoption of proposal No. 2 above.

                FOR         AGAINST         ABSTAIN
                [ ]           [ ]             [ ]

4. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the nominees indicated on the reverse side of this Proxy and FOR each of the proposals to amend the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan.



                                NOTE: Please mark, sign, date and return promptly in the envelope provided.
                                No postage is required if mailed in the United States.

                                Date: ____________, 1998

                                ________________________
                                (Signature)

                                ________________________
                                (Signature)

                                Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign.

                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                CARD PROMPTLY USING THE ENCLOSED ENVELOPE.